Exhibit 10.1

FTI Consulting
500 East Pratt Street
Suite 1400
Eric B. Miller	Baltimore, Maryland 21202
Executive Vice President	Telephone 410-951-4827
General Counsel	Facsimile 410-951-4878

eric.miller@fticonsulting.com
www.fticonsulting.com

March 24, 2010

Mr. Jorge A. Celaya

205 Woodbrook Lane

Baltimore, Maryland 21212

Dear Jorge:

Reference is made to your Offer Letter with FTI Consulting, Inc. (“FTI”) dated as of June 14, 2007, as amended on December 31, 2008 (the “Employment Agreement”), which sets forth the terms and conditions of your employment with FTI. In consideration of your release of FTI and its affiliates (the “Company”) and other good and valuable consideration, we agree with you as follows:

1.	This agreement (the “Agreement”) shall govern the terms of your voluntary separation from service with FTI as well as the terms of your provision of transition services.

2.	Your last day of employment with the Company will be March 30, 2010. The Employment Agreement will be deemed terminated effective on and as of the close of business on March 30, 2010. This termination will be treated as a separation from service within the meaning of Section 409A of the Internal Revenue Code. The payment to you of the severance pursuant to Section 4 of this Agreement is intended to satisfy the short-term deferral exemption of Section 409A of the Internal Revenue Code such that the severance shall not constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code. Except as expressly set forth herein, you shall not be entitled to any payments or other benefits as a result of your separation from service.

3.	Effective upon the execution of this Agreement, you will no longer serve as Executive Vice President-Chief Financial Officer of FTI, and you no longer will be responsible to perform the duties and responsibilities associated with your position as set forth in your Employment Agreement. On and as of March 30, 2010, you hereby resign as an officer or director of any affiliate of the Company, and you shall execute promptly all documents necessary or appropriate to evidence your resignation as an officer or director of any affiliate of the Company.

4.	The Company will pay you severance in an amount equal to your current annual base salary, plus $700,000, less all lawful deductions. This payment will be made to you in one lump sum, such payment to be made promptly after the effective date of your separation from service with the Company.

Execution Version

Mr. Jorge A. Celaya

March 24, 2010

5.	All restricted shares granted to you in 2007 and 2010 shall immediately vest and all outstanding stock options granted to you in 2007 shall immediately vest and remain exercisable for 90 days after the effective date of your separation from service in accordance with the terms of the pertinent option agreements. You shall remain a designated person, subject to our trading window, through our current year first quarter earnings release.

6.	You will be reimbursed for all business related expenses incurred by you during the period through March 30, 2010, and you will be reimbursed for all authorized out of pocket expenses incurred by you during the Transition Services Period (as such term is defined in Section 7 herein). You must submit your request for reimbursement of business expenses, accompanied by proper documentation, consistent with past practice. FTI will use its best efforts to pay all expense requests eligible for reimbursement within ten (10) working days of the date of the submission of a properly documented expense reimbursement request.

7.	During the period from March 31, 2010 through May 31, 2010 (the “Transition Services Period”), the Company may require you to render transition consulting services from time to time, subject to reasonable advance notice and your reasonable availability. In such capacity, you will serve as an independent contractor consultant to FTI. During such period you will not hold yourself out as an employee, agent or authorized representative of FTI or negotiate or enter into any agreements on behalf of FTI. In the event FTI utilizes your consulting services during the Transition Services Period, you will be paid a per diem stipend of $4,500, which will be paid bi-weekly, in arrears. No form of employment, joint venture, partnership or similar relationship between the parties is intended or hereby created. You shall: (i) be responsible for the timely withholding and payment of all taxes, including federal, state and local taxes, including by way of illustration but not limitation, federal and state income tax, social security tax, Medicare tax, unemployment insurance taxes, and any other taxes or business license fees as required and (ii) indemnify, defend and hold harmless FTI to the extent of any obligations imposed by law on FTI to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payment made to you by FTI for consulting services rendered. Your agreement to provide transition services is an independent obligation and is not a condition of your termination of employment and receipt of any severance or other payments associated therewith

8.	You and your family shall be entitled to continued medical and dental insurance coverage at present levels through September 30, 2011. Thereafter, you will be eligible to continue your health insurance coverage under COBRA, as in effect at such time. You will receive further details on these conversion/continuation rights in a separate document from Conexis.

9.	You will continue to have the use of a leased company car through the expiration of the lease for the FTI vehicle you drive presently, in July 2010. FTI will cover all maintenance expense, but not fuel costs, during the Transition Services Period through the lease expiration. In the event applicable FTI insurance arrangements do not permit the continued use of a leased company car after March 30, 2010, suitable and mutually acceptable alternative arrangements will be made.

10.	Since, as part of your employment, you have had access to information of a nature not generally disclosed to the public, you will be expected to keep confidential and not disclose to anyone, the

Mr. Jorge A. Celaya

March 24, 2010

business, proprietary, and trade secret information in your possession, as well as the confidential, or otherwise proprietary information regarding FTI employees, and personnel practices and related matters. You agree that you will not take, copy, use or distribute in any form or manner confidential or proprietary documents or information, including, but not limited to, research and development materials, lists of customers or potential customers, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information. The foregoing undertakings relate to information of a similar type and nature that is provided to you during the Transition Services Period.

11.	You agree that as soon as practicable but in no event later than March 30, 2010, you will return any and all company property in your possession, including, but not limited to, your computer, software programs, personnel materials or files, handbooks, manuals, policies, memoranda, notes, and drafts thereof, and any other documents or property (and any summaries or copies thereof), unfinished versions or reproductions of any items developed by you and/or obtained by you or on your behalf, directly or indirectly, pursuant to your employment (collectively, the “Business Records”). This includes all files and other company property stored in your home office. You further agree that you will not retain copies, summaries, excerpts or duplicates of any such Business Records. You will have access to all Business Records necessary to perform consulting services during the Transition Services Period.

12.	You will retain all vested retirement benefits under 401(K) and other qualified pension plans.

13.	You will continue to enjoy all rights to indemnification, and to be held harmless and to be defended under the Company by-laws, policies, corporate resolutions and procedures, including for acts and omissions through the end of the Transition Services Period. You shall continue to be covered under all corporate insurance policies for acts and omissions in your capacity as an employee, officer and director of the Company through March 30, 2010.

14.

In consideration of the severance and other benefits provided to you hereunder, you hereby release the Company of and from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and/or fees arising out of or relating to your employment, including your separation from service with the Company, to the greatest extent permitted under the applicable law. By this paragraph, you are waiving any claims which may exist against the Company, its directors, officers, employees, agents and all other related or affiliated persons, firms or entities. This includes all rights and obligations under any federal, state or local laws pertaining to employment, including, but not limited to, all employment discrimination laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act, the Maryland Human Relations Commission Act, retaliatory discharge, breach of employment contract, conspiracy, fraud, negligence (including negligent hiring and retention), prima facie tort, defamation, negligent or intentional infliction of emotional distress, implied contracts or implied covenants of good faith and fair dealing, and any and all other federal, state and local statutes, cases, authorities or laws (including common law) providing a cause of action that can be the subject of a release under applicable law. THIS IS A GENERAL RELEASE. Nothing in this release shall be

Mr. Jorge A. Celaya

March 24, 2010

construed to waive any claims that cannot be waived as a matter of law or to waive any right to file an administrative charge that cannot be waived as a matter of law. This general release does not waive any rights or claims that may arise after the date the waiver is executed. Furthermore, nothing in this paragraph will affect the ability of either party to enforce rights or entitlements specifically provided for under this Agreement as set forth above. The Company’s obligations under this Agreement are contingent upon your compliance with all terms and conditions provided for in this Section 14.

15.	You acknowledge and agree that, as a condition of this Agreement, you expressly release all rights and claims against the Company that you know about as well as those you may not know about or suspect to exist in your favor as of the time you execute this Agreement. You expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Company, and that this Agreement contemplates the extinguishment of any such claim or claims.

16.	You acknowledge that this Agreement is a full and accurate statement of the understanding between the parties. The terms of this Agreement may not be modified, except by mutual consent of the parties. Any and all modifications must be reduced to writing and signed by the parties to be effective.

17.	Consistent with Company policy, in response to any requests for employment references, the Company will provide only job title and dates of service unless requested otherwise by you. Salary information will be provided only upon receipt of written authorization from you.

18.	The parties shall not issue publicity, news release or other announcements, written or oral, to third parties other than professional advisers, discussing your separation from service with the Company without the prior written approval of the other party, except as required by law, including, without limitation, federal or state securities laws and rules, rules of any self-regulatory organization or national securities exchange to which the parties are subject, or legal process. Attached hereto is an agreed upon Form 8-K which will be filed promptly after the execution of this Agreement. For the avoidance of doubt, the Company shall be entitled to discuss the fact of your impending separation from the Company with other employees of the Company and its affiliates, its Board of Directors, and its auditor, in order to avoid any disruption and to facilitate a smooth transition. Each party will refrain from taking action or making statements, written or oral, that disparage or defame the goodwill or reputation of you or the Company, its directors, officers, agents and employees. Notwithstanding any provision in this Agreement or otherwise to the contrary, both you and the Company shall be and are authorized to provide truthful (a) responses to lawful inquiries from any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or quasi-governmental authority who have jurisdiction over the Company and/or you, and/or (b) testimony under oath on any occasion you or the Company is under oath and are authorized to reply truthfully to any order of any court or other forum including, but not limited to, any subpoena, without, in the case of either (a) or (b) above, such response or testimony constituting a violation of your or the Company’s obligations under this paragraph or otherwise.

Mr. Jorge A. Celaya

March 24, 2010

19.	The parties to this Agreement acknowledge and agree that this is a settlement and compromise and that this Agreement is not intended and should not be construed as an admission of liability or wrongdoing by any party hereto.

20.	In the event of a breach of this Agreement by either party that results in the institution of legal proceedings, the prevailing party shall be entitled to recover reasonable fees and expenses of counsel as part of its damages for such breach, in addition to any other relief to which the party may be entitled.

21.	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when a counterpart has been signed by each of the parties hereto and delivered to the other, electronic signatures shall be deemed original signatures for all purposes.

22.	This agreement will be governed by the laws of the state of Maryland, without regard to any conflicts of laws provisions.

The terms of this Agreement have been approved by the Compensation Committee of the Board of Directors of FTI. Your signature below will confirm that you are entering into this Agreement voluntarily, after a reasonable opportunity to consult and confer with your independent counsel, and with a full understanding of each and every term set forth herein. In addition, once signed, this Agreement will, except as otherwise provided expressly herein, set forth the entire agreement between the Company and you, and will supersede all previous agreements or discussions concerning your employment or the termination thereof and your relationship with the Company.

Very truly yours,

/s/ ERIC B. MILLER
Eric B. Miller

cc: Jack B. Dunn, IV

Accepted and agreed this 24th day of March, 2010.

/s/ JORGE A. CELAYA
Jorge A. Celaya